Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as amended, of our reports dated March 16, 2021, with respect to the consolidated financial statements of Myriad Genetics, Inc. and the effectiveness of internal control over financial reporting of Myriad Genetics, Inc. included in its Transition Report (Form 10-K) for the six month period ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
March 16, 2021